EXHIBIT 21.1
                        INTERLINK COMPUTER SCIENCES, INC.

Interlink Computer Sciences,  SARL
Interlink Computer Sciences, SA (Switzerland)
Interlink  Computer Sciences,  GmbH
Interlink  Computer Sciences,  LTD
Interlink Computer  Sciences,  Espania
Interlink HARBOR Ltd.,  Canada
Interlink  Financial Services, Inc.